                                                                (Exhibit 11.1)

                                QCS CORPORATION
                      COMPUTATION OF NET LOSS PER SHARE
                                  (UNAUDITED)
                                 ____________

                                                     3 MO. ENDED    6 MO. ENDED    3 MO. ENDED    6 MO.ENDED
                                                    DEC. 31, 1996  DEC. 31, 1996  DEC. 31, 1995  DEC. 31, 1995

Net loss                                           $    (955,692)  $ (1,528,613)   $  (332,841)   $  (734,516)

Preferred dividend payable not included
  in net loss                                            (60,779)      (121,558)             -              -
                                                   -------------   ------------    -----------    -----------

Net loss for net loss per share computation        $  (1,016,471)  $ (1,650,171)   $  (332,841)   $  (734,516)
                                                   -------------   ------------    -----------    -----------
                                                   -------------   ------------    -----------    -----------

Weighted average number of common
  shares outstanding                                  17,162,292     16,982,711     15,536,000     15,536,000
                                                   -------------   ------------    -----------    -----------
                                                   -------------   ------------    -----------    -----------

Net loss per share of common stock                 $       (0.06)  $      (0.10)   $     (0.02)   $     (0.05)
                                                   -------------   ------------    -----------    -----------
                                                   -------------   ------------    -----------    -----------


          See notes to unaudited consolidated financial statements.